EXHIBIT 99.3

STOCK PURCHASE AGREEMENT

BY AND AMONG

MESA LABORATORIES, INC.,

DARLENE HARTZE AND JOHN R. GILLIS,

THE SHAREHOLDERS OF SGM BIOTECH, INC.

APRIL 27, 2010

TABLE OF CONTENTS

§1. Definitions	1

§2. Purchase and Sale of SGM Shares; Purchase Price; Closing	1

(a) Basic Transaction	1
(b) Purchase Price	1
(c) Payment of Closing Purchase Price	1
(d) Working Capital Adjustments	2
(e) Excluded Assets	4
(f) Closing	4
(g) Release of Escrow Amount	4

§3. Representations and Warranties Concerning Transaction	5

(a) Sellers’ Representations and Warranties	5
(b) Buyer’s Representations and Warranties	6

§4. Representations and Warranties Concerning SGM	7

(a) Organization, Qualification, and Corporate Power	7
(b) Capitalization	7
(c) Non-contravention	8
(d) Brokers’ Fees	8
(e) Title to Assets	8
(f) Financial Statements	8
(g) Events Subsequent to Most Recent Fiscal Year End	9
(h) Indebtedness; Undisclosed Liabilities	10
(i) Permits	10
(j) Tax Matters	10
(k) Real Property	12
(l) Intellectual Property	13
(m) Inventory	14
(n) Contracts	14
(o) Notes and Accounts Receivable	16
(p) Powers of Attorney	16
(q) Insurance	16
(r) Litigation	17
(s) Product Warranty	17
(t) Employees	17
(u) Employee Benefits	18
(v) Guaranties	19
(w) Environmental Matters	19
(x) Related Party Agreements	20
(y) Compliance	20
(z) Disclosure	20

§5. Post Closing Covenants	20

(a) General	20

(b) Litgation Support	21
(c) Confidentiality	21
(d) Non Competition; Non Solicitation	21
(e) Insurance Coverage	22
(f) Sellers’ Personal Guarantees	22
(g) Release	22
(h) No Intermediary Transaction Tax Shelter	23

§6. Closing Deliverables	23

(a) Sellers’ Closing Deliverables	23
(b) Buyer’s Closing Deliverables	24

§7. Remedies for Breaches of This Agreement	24

(a) Survival	24
(b) Indemnification by Sellers	25
(c) Indemnification by Buyer	25
(d) Procedures	25
(e) Limitations	27
(f) Exclusive Remedy	27
(g) Specific Performance	28

§8. Tax Matters	28

(a) Tax Indemnification	28
(b) Straddle Period	28
(c) Responsibility for Filing Tax Returns	29
(d) Refunds and Tax Benefits	29
(e) Cooperation on Tax Matters	29
(f) Certain Taxes and Fees	30

§9. Miscellaneous	30

(a) Press Releases and Public Announcements	30
(b) No Third Party Beneficiaries	30
(c) Entire Agreement	30
(d) Succession and Assignment	30
(e) Counterparts	30
(f) Headings	30
(g) Notices	30
(h) Governing Law	31
(i) Amendments and Waivers	31
(j) Severability	31
(k) Construction	32
(l) Incorporation of Exhibits and Schedules	32
(m) Attorney-Client Privilege	32
(n) Tax Disclosure Authorization	32
(o) Investigation	33
(p) Other Remedies; Injunctive Relief	33

(q) Remedies Exclusive	33
(r) Jurisdiction and Venue	33

Exhibits

Exhibit A — Definitions

Exhibit B — Real Estate Agreement

Exhibit C — Employment Agreements

Exhibit D — Escrow Agreement

Exhibit E — Form of Seller’s Closing Legal Opinion

Disclosure Schedule

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (“Agreement”) is entered into on this 27th day of April, 2010 by and among Mesa Laboratories, Inc., a Colorado corporation (“Buyer”), and each of Darlene Hartze and John R. Gillis (each a “Seller” and collectively, “Sellers”), the sole shareholders of SGM Biotech, Inc., a Montana corporation (“SGM”).  Buyer and Sellers are collectively referred to herein as the “Parties.”

BACKGROUND

A.  SGM is engaged in the business of (i) conducting research and development relating to bacterial spores and sterilization processes and (ii) developing, manufacturing and selling or distributing biological indicators (collectively, the “Business”).

B.  Sellers collectively own all of the issued and outstanding capital stock of SGM (“SGM Shares”).

C.  Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, the SGM Shares, in each case in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises, covenants and agreements herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

Definitions.  Defined terms herein shall have the meanings ascribed to them in Exhibit A.

Purchase and Sale of SGM Shares; Purchase Price; Closing.

Basic Transaction.  On and subject to the terms and conditions of this Agreement, Buyer hereby purchases from Sellers, and Sellers hereby sell to Buyer, all right, title and interest of Sellers in and to the SGM Shares free and clear of all Liens.

Purchase Price.  The aggregate purchase price for the SGM Shares shall be an amount equal to Eleven Million Seven Hundred Twenty-Two Thousand Thirteen and 44/100 Dollars ($11,722,013.44), (“Closing Purchase Price”), as such amount shall be increased or decreased on a dollar for dollar basis by the Final Working Capital Adjustment Amount pursuant to Section 2(d) below.  All payments pursuant to this Section 2(b) shall be collectively referred to herein as the “Purchase Price.”

Payment of Closing Purchase Price.  The Closing Purchase Price shall be paid at the Closing as follows, in each case by wire transfer of immediately available funds to an account designated by the recipient prior to the Closing:

Six Hundred Thousand and No/100 Dollars ($600,000.00) (“Escrow Amount”) shall be deposited by Buyer into a joint escrow account pursuant to the terms of the Escrow Agreement and shall be disbursed by the Escrow Agent in accordance with the terms of the Escrow Agreement, which Escrow Agreement shall provide that all escrow fees shall be paid by Buyer;

Buyer shall deliver to Sellers an amount equal to Eleven Million One Hundred Twenty-Two Thousand Thirteen and 44/100 Dollars ($11,122,013.44).  The aggregate amount of payment contemplated by this Section 2(c)(ii) shall be paid to each Seller in proportion to their respective holdings of SGM Shares, one-half (1/2) each.

Working Capital Adjustments.  The Purchase Price shall be increased or decreased on a dollar for dollar basis, in accordance with this Section 2(d).  The Parties hereby jointly designate the “Target Working Capital Amount” as the Working Capital (defined in Exhibit A) of SGM as of December 31, 2009, as determined by an audit of the financials as of such date to be conducted by Buyer following the Closing Date.  For purposes of the Agreement, the “Working Capital Adjustment Amount” shall be equal to the audited Working Capital as of the Closing Date (the “Closing Date Working Capital”) minus the Target Working Capital Amount, each of which shall be calculated in the same manner.  For the purposes of calculating and determining the Working Capital, all calculations shall include any deposits, or accruals for the Sterifast bier vessel, but shall exclude (i) all cash, (ii) any accrued or paid buy/sell professional fees, and (iii) the SGM Related Party Debt, each of items (ii) and (iii) above to be paid in full by SGM and/or the Sellers at or prior to Closing.

Preliminary Working Capital Adjustment Amount.  Within seventy-five (75) days after the Closing Date, Buyer shall prepare and deliver, or cause to be prepared and delivered, to Sellers (a) the Target Working Capital Amount, (b) the Closing Date Working Capital, (c) a statement setting forth the Buyer’s preliminary Working Capital Adjustment Amount (the “Preliminary Closing Statement”) and (d) any and all supporting documentation relating to each of the above calculations, including, but not limited to, all work papers relating to such calculations.

Sellers’ Review.  Sellers will have thirty (30) days following receipt of the Target Working Capital Amount, the Closing Date Working Capital Amount and the Preliminary Closing Statement to determine, in good faith, if the Target Working Capital Amount, the Closing Date Working Capital Amount and/or the Preliminary Closing Statement have been calculated in accordance with the terms of this Section 2(d) and each is true, accurate and complete.  If Sellers determine that the Target Working Capital Amount, the Closing Date Working Capital Amount and/or the Preliminary Closing Statement have any discrepancies or are otherwise incorrect, inconsistent, inaccurate or not determined and/or calculated in accordance with the terms of this Section 2(d) or are not otherwise true, accurate and complete, Sellers shall notify Buyer in writing of Sellers’ proposed adjustments to any of the Target Working Capital Amount, the Closing Date Working Capital Amount and the Preliminary Closing Statement on or before the end of such thirty (30)day period, including reasonable detail of the nature and basis for the adjustments and all work papers related thereto (collectively, the “Working Capital Objection”).

Dispute.  If Sellers deliver a Working Capital Objection, then within fifteen (15) days following receipt by Buyer of such Working Capital Objection, the Parties shall confer and negotiate in good faith to resolve the matters in dispute as set forth in the Working Capital Objection.  If the Parties cannot mutually resolve any such disputes within such fifteen (15) day period, either Party shall have the right at any time thereafter to cause the Parties to jointly engage the independent accounting firm of PricewaterhouseCoopers, 1670 Broadway, Suite 1000, Denver, Colorado 80202, subject to such firm’s confirmation that it is independent of both Parties at the time of any such engagement.  In the event that the Independent Accountant is not independent at the time of such engagement, the Parties agree to select, within the fifteen (15) day period following Buyer’s receipt of the Working Capital Objection, one firm by lot from the “Big 4” accounting firms, excluding any other nationally recognized accounting firm that is not independent (such selected firm, the “Independent Accountant”).  The Parties jointly shall engage the Independent Accountant, acting as an expert and not an arbiter, to review only those items in dispute by the Parties.  The Independent Accountant shall be furnished with a copy of this Agreement, the Target Working Capital Amount, the Closing Date Working Capital Amount, the Preliminary Closing Statement and the Working Capital Objection, and any other documentation of either Party that the Independent Accountant determines to be necessary and relevant to resolving such disputes.  The Independent Accountant shall, within thirty (30) days following the commencement of its engagement by the Parties, complete its review and render a written report setting forth its conclusion as to calculation of the Target Working Capital Amount, the Closing Date Working Capital Amount and the Working Capital Adjustment Amount.  The decision by the Independent Accountant shall be in writing and delivered to the Parties.  The Parties agree that the Independent Accountant is the exclusive Person to make all interpretations necessary (including interpretations or constructions of this Agreement) to support its determinations.  The Independent Accountant’s decision shall be the final Working Capital Adjustment Amount (“Final Working Capital Adjustment Amount”) and shall be final, conclusive and binding upon the Parties and may be entered and enforced in any court of competent jurisdiction.  The Parties agree to submit to the jurisdiction of any such court for the enforcement of such award or decision.  The fees, costs and expenses of the Independent Accountant shall be apportioned between Buyer, on the one hand, and Sellers, on the other, each paying fifty percent (50%) of such fees, costs and expenses of the Independent Accountant.

Final Working Capital Adjustment Amount.  If Sellers do not submit a Working Capital Objection within the thirty (30) day period contemplated by Section 2(d)(ii) above, the Working Capital reflected in the Preliminary Closing Statement will be deemed the Final Working Capital Adjustment Amount.  If the Preliminary Closing Statement is modified by either: (A) mutual agreement by Sellers and Buyer or (B) the Independent Accountant, as the case may be and as provided for above in Section 2(d)(iii), then such modified Preliminary Closing Statement shall be the Final Working Capital Adjustment Amount.

Payment.  Within ten (10) days after the final determination of the Final Working Capital Adjustment Amount pursuant to this Section 2(d), either (A) Sellers shall pay to Buyer the amount, if any, by which the Final Working Capital Amount is less than the Target Working Capital Amount or (B) Buyer shall pay to Sellers the amount, if any, by which the Final Working Capital Adjustment Amount exceeds the Target Working Capital Amount.  Any payment due under this Section 2(d)(v) shall be made by wire transfer of immediately available funds to an account(s) designated by the recipient(s) of such payment at least five (5) days prior to the date of such payment.  If all or any portion of a payment due from Sellers is not paid within such ten (10) day period, then Buyer shall, at its option, be entitled to require that the Escrow Agent pay any such unpaid amount to Buyer from the Escrow Funds and Sellers agree to instruct the Escrow Agent accordingly.  Any remaining unpaid amounts shall remain as the joint and several liability of both Sellers.

Excluded Assets.  Sellers shall cause SGM to distribute the following assets prior to Closing:

The specific assets identified on Schedule 2(e) of the Disclosure Schedule;

All claims and counterclaims against any third party which SGM may have and for which Buyer seeks indemnification from Sellers;

All rights of Sellers under this Agreement and the other documents executed in conjunction with the transactions contemplated by this Agreement to which Sellers are a party; and

All Tax refunds, and all of SGM’s right to receive any such refund, related to any tax period closed prior to the year of the Closing Date.

Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place via facsimile, electronic transmission, commencing at 9:00 a.m. Mountain Daylight Time on the date hereof or such other date as Buyer and Sellers may mutually determine, to be effective as of 12:01 a.m. on such date of Closing (the “Closing Date”).

Release of Escrow Amount.  The Parties shall provide to the Escrow Agent joint written instructions to release the Escrow Amount to the Sellers, one-half (1/2) to each Seller, on the dates and in the amounts as follows: (i) Two Hundred Thousand and no/100 Dollars ($200,000.00) at the end of the three (3) month period following the Closing Date, (ii) Two Hundred Thousand and no/100 Dollars ($200,000.00) at the end of the six (6) month period following the Closing Date, and (iii) the balance of the Escrow Funds (including all accrued interest) on the first (1st) anniversary date of the Closing Date.  Notwithstanding the foregoing, if at the date of any scheduled release of the Escrow Amount there is an outstanding unresolved claim for indemnification by Buyer against Sellers pursuant to the terms of this Agreement and if the amount of the pending claim would exceed the Escrow Amount remaining with the Escrow Agent following such release, the Escrow Amount to be released shall be reduced to maintain an Escrow Amount sufficient to satisfy the potential claim outstanding if such claim were resolved in favor of the Buyer and against Sellers.

Representations and Warranties Concerning Transaction.

Sellers’ Representations and Warranties.  Each Seller, severally, and not jointly, represents and warrants to Buyer as of the Closing Date, unless a different date is set forth in any such representation or warranty (in which case, as of that different date), as follows:

Authorization of Transaction.  Each Seller has the right, power and authority to execute and deliver this Agreement and the Transaction Documents, and to perform his or her respective obligations hereunder and thereunder.  Assuming the due authorization, execution and delivery of this Agreement and the Transaction Documents entered into by Sellers, respectively, and by Buyer, this Agreement and the Transaction Documents constitute the valid and legally binding obligation of each Seller, enforceable in accordance with its terms and conditions, hereof and thereof, except as such may be limited by bankruptcy, insolvency, moratorium, reorganization, liquidation, conservatorship, receivership, fraudulent transfer or other laws relating to or affecting the enforcement of creditors’ rights, and by general principles of equity.  Neither Seller is required to give any notice to, make any filing with, or obtain any authorization, Consent or approval of, any Governmental Authority in order to execute, deliver and consummate the transactions contemplated by this Agreement and the Transaction Documents or to perform his or her respective obligations hereunder or thereunder.  Each of Sellers, as the sole officers and directors of SGM, has the corporate power and authority to execute and deliver on behalf of SGM this Agreement and each of the Transaction Documents to which SGM is a party and to make the representations and warranties on behalf of SGM set forth in this Agreement and each of the Transaction Documents to which SGM is a party.

Non contravention.  Except as set forth on Schedule 3(a)(ii) of the Disclosure Schedule, neither the execution and delivery of this Agreement or any Transaction Document by Sellers, nor the consummation of the transactions contemplated hereby or thereby, will (A) violate any Law, (B) require any Consent of any Governmental Authority or any third Person, (C) violate, conflict with, result in a breach of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any organizational documents of SGM or any agreement, contract, lease, license, instrument, or other arrangement to which either Seller or SGM is a party or by which he or she or it is bound or to which any of his or her or its assets are subject, or (D) result in the imposition or creation of a Lien upon or with respect to any of the SGM Shares owned by such Seller or any asset or property of SGM, except in all such cases as would not have a material adverse effect on the ability of Sellers to execute, deliver and perform their obligations under this Agreement or the Transaction Documents.

Brokers’ Fees.  Except for fees or commissions payable to the Persons set forth on Schedule 3(a)(iii) of the Disclosure Schedule, which fees will be paid at Closing as Selling Expenses, Sellers have no Liability or obligation to pay any fees, commissions or other amounts to any broker, finder, agent or other similar Person with respect to the transactions contemplated by this Agreement.

SGM Shares.  Sellers collectively hold of record and beneficially own all of the issued and outstanding shares of capital stock of SGM.  Sellers each own the number of SGM Shares as set forth next to his or her name on Schedule 4(b) of the Disclosure Schedule, free and clear of all Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands.  Neither Seller is a party to any option, warrant, purchase right, or other contract or commitment (other than this Agreement) that could require either Seller to sell, transfer, or otherwise dispose of any capital stock of SGM.  Neither Seller is a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of SGM.

Buyer’s Representations and Warranties.  Buyer represents and warrants to Sellers as of the Closing Date, unless a different date is set forth in any such representation or warranty (in which case, as of that different date), as follows:

Organization of Buyer.  Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Colorado.

Authorization of Transaction.  Buyer has full corporate right, power and authority to execute and deliver this Agreement, the Transaction Documents and all other agreements and certificates executed by Buyer in connection herewith, and to perform its obligations hereunder and thereunder.  Assuming the due authorization, execution and delivery of this Agreement and the Transaction Documents by Sellers, this Agreement, the Transaction Documents and all other agreements and certificates executed by Buyer in connection herewith constitute the valid and legally binding obligations of Buyer, enforceable in accordance with their respective terms and conditions hereof and thereof, except as such may be limited by bankruptcy, insolvency, moratorium, reorganization, liquidation, conservatorship, receivership, fraudulent transfer or other laws relating to or affecting the enforcement of creditors’ rights, and by general principles of equity.  Buyer is not required to give any notice to, make any filing with, or obtain any authorization, Consent or approval of, any Governmental Authority in order to execute, deliver and consummate the transactions contemplated by this Agreement and all other agreements and certificates executed by Buyer in connection herewith.  The execution, delivery and performance of this Agreement and all other agreements and certificates executed by Buyer in connection herewith have been duly authorized by all requisite action on the part of Buyer.

Non contravention.  Neither the execution and delivery of this Agreement or the Transaction Documents by Buyer, nor the consummation of the transactions contemplated hereby and thereby, will (A) violate any Law, (B) require any Consent of any Governmental Authority or any third Person, (C) violate, conflict with, result in a breach of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any organizational documents of Buyer or any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which Buyer is bound or to which any of Buyer’s assets are subject, in each case except as would not have a material adverse effect on the ability of Buyer to execute, deliver and perform its obligations under this Agreement or the Transaction Documents.

Brokers’ Fees.  Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

Investment.  Buyer is not acquiring the SGM Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.  Buyer (A) understands that the SGM Shares have not been, and will not be, registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (B) is acquiring the SGM Shares solely for its own account for investment purposes, and not with a view to the distribution thereof, (C) is a sophisticated investor with knowledge and experience in business and financial matters, (D) has received all information concerning SGM requested by Buyer and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the SGM Shares; (E) is able to bear the economic risk and lack of liquidity inherent in holding the SGM Shares, and (F) is an “Accredited Investor” as that term is defined in the Securities Act.

Representations and Warranties Concerning SGM.  Each Seller, jointly and severally, represents and warrants to Buyer as of the Closing Date, unless a different date is set forth in any such representation or warranty (in which case, as of that different date) as follows:

Organization, Qualification, and Corporate Power.  SGM is a corporation duly organized, validly existing and in good standing under the laws of the State of Montana and SGM is licensed or qualified to do business in each of the jurisdictions set forth on Schedule 4(a) of the Disclosure Schedule.  SGM has full corporate power and authority to carry on the Business as currently conducted.  The Articles of Incorporation and Bylaws of SGM, each as amended to date and made available to Buyer, are correct and complete, and each is in full force and effect and no amendments thereto are pending.  Schedule 4(a) of the Disclosure Schedule lists the directors and officers of SGM.  SGM does not own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any Person.

Capitalization.  The authorized capital stock of SGM consists of 50,000 common shares, no par value, all of which are issued and outstanding to Sellers.  All of the issued and outstanding shares of capital stock of SGM are duly authorized and are validly issued, fully paid and non assessable and are owned beneficially and of record by Sellers as set forth on Schedule 4(b) of the Disclosure Schedule.  There are no outstanding or authorized options, warrants, purchase rights, subscription rights, redemption rights, conversion rights, exchange rights or other rights, agreements, contracts or commitments that could require SGM to authorize, issue, sell, purchase or otherwise cause to become outstanding any capital stock or other equity interests of SGM.  There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to SGM.  There are no voting trusts, proxies or other similar agreements or understandings with respect to the voting of any of the capital stock of SGM or which restrict the transfer of the SGM Shares.  As of the Closing Date, SGM has not entered into any agreement or contract, or become subject to any obligation, to register the offer and sale or resale of any of its securities under the Securities Act and the rule and regulations promulgated thereunder.

Non-contravention.  Neither the execution and delivery of this Agreement or any Transaction Document executed by SGM or Sellers, nor the consummation of the transactions contemplated hereby or thereby, will violate or conflict with any provisions of the organizational documents of SGM.  Except as set forth on Schedule 4(c) of the Disclosure Schedule, neither the execution and delivery of this Agreement or any Transaction Document executed by SGM or Sellers, nor the consummation of the transactions contemplated hereby or thereby, will (A) violate any Law, (B) require any Consent of any Governmental Authority or any third Person, (C) violate, conflict with or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which SGM is a party or by which SGM is bound or to which any of SGM’s assets or properties are subject, or (D) result in the imposition or creation of a Lien upon or with respect to any asset or property of SGM, except in all cases as would not have a material adverse effect on SGM or the ability of SGM to execute, deliver and perform its obligations under this Agreement or the Transaction Documents.

Brokers’ Fees.  Except for fees or commissions payable to the Persons set forth on Schedule 4(d) of the Disclosure Schedule, which fees will be paid at Closing as Selling Expenses, SGM has no Liability or obligation to pay any fees, commissions or other amounts to any broker, finder, agent or other similar Person with respect to the transactions contemplated by this Agreement.

Title to Assets.  SGM has good and marketable title to, or a valid leasehold interest in, the tangible personal properties and assets owned or leased by it reflected in the Financial Statements free and clear of all Liens (other than Permitted Liens), except for properties and assets sold or disposed of by SGM in the Ordinary Course of Business since the date of the Most Recent Balance Sheet.

Financial Statements.  Attached to Schedule 4(f) of the Disclosure Schedule are the following financial statements of SGM (collectively, the “Financial Statements”): (i) unaudited internally prepared balance sheets and statements of income, changes in stockholders’ equity, and cash flow as of and for the fiscal years ended December 31, 2008, and December 31, 2009 (the later referred to herein as the “Most Recent Fiscal Year End”); and (ii) unaudited internally prepared balance sheets and statements of income, changes in stockholders’ equity, and cash flow (the “Most Recent Financial Statements”) as of and for the month ended March 31, 2010 (the “Most Recent Fiscal Month End”).  Except as set forth on Schedule 4(f) of the Disclosure Schedule and except for other deviations from GAAP that do not have a material impact on the presentation of the financial condition of SGM, the Financial Statements present fairly the financial condition, stockholders’ equity and cash flows of SGM as of such dates and the results of operations of SGM for such periods; provided, however, that the Most Recent Financial Statements are subject to normal year end adjustments (none of which would be material either individually or in the aggregate) and lack footnotes and other presentation items.  The books of account of SGM have been kept and maintained in accordance with past business practices and fairly reflect all of the material properties, assets, Liabilities and transactions of SGM.

Events Subsequent to Most Recent Fiscal Year End.  Except as set forth on Schedule 4(g) of the Disclosure Schedule, since the Most Recent Fiscal Year End, SGM has operated only in the Ordinary Course of Business and there has not been any Material Adverse Change.  Without limiting the generality of the foregoing, except as set forth on Schedule 4(g) of the Disclosure Schedule, since the Most Recent Fiscal Year End there has not been:

any (A) payment of bonuses, or increase in salaries or other compensation, by SGM to any director, officer or employee, except for bonuses and increases in salaries or other compensation made in the Ordinary Course of Business or (B) material change in employment terms for any director, officer or employee of SGM outside the Ordinary Course of Business;

any sale, lease, transfer or assignment of any material portion of the assets or properties, tangible or intangible, of SGM, other than inventory sold in the Ordinary Course of Business;

any Lien imposed on or created with respect to any of the properties or assets, tangible or intangible, of SGM (other than Permitted Liens);

any capital expenditures in excess of $50,000 in the aggregate;

any incurrence of Indebtedness or any guarantee of Indebtedness or other Liability of any third party by SGM, or any waiver of any material right, including any write off or compromise of any accounts receivable, in each case except as incurred or waived in the Ordinary Course of Business;

any transfer, assignment or granting of any license, sublicense or other right of SGM under or with respect to any Intellectual Property, except with respect to distributor agreements entered into in the Ordinary Course of Business;

any issuance, sale or other disposition of any of SGM’s capital stock, or any grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of SGM’s capital stock;

any purchase or other acquisition of the stock or other equity interest of any third Person, or any purchase or other acquisition of a material portion of the assets of any third Person, by SGM;

any damage, destruction or loss to any property or asset of SGM in excess of $25,000 in the aggregate, whether or not covered by insurance;

any loan to, or any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

any adoption or termination of, or any amendment or modification to, any bonus, profit sharing, incentive, severance or other similar plan, contract or commitment for the benefit of any director, officer or employee of SGM (or any similar action with respect to any other Company Benefit Plan);

any change in the Tax or accounting methods, elections, principles or practices used by SGM, or the entry into any closing agreement, any settlement of any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitations period applicable to any claim or assessment in respect of Taxes;

any acceleration of collection of accounts receivable or delay in payment of accounts payable other than in the Ordinary Course of Business;

any failure by SGM to promptly pay and discharge any current Liability in excess of $50,000 in the aggregate;

any employee layoffs requiring notice under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state, local, or non U.S. law, regulation, or ordinance (collectively, the “WARN Act”);

any termination of any Material Contract or any material amendment of any Material Contract, except in connection with the transactions contemplated hereby; or

any written or oral agreement to do any of the foregoing.

Indebtedness; Undisclosed Liabilities.  Except as set forth in the Financial Statements or as otherwise disclosed on Schedule 4(h) of the Disclosure Schedule, SGM has no Indebtedness.  SGM has no Liabilities of the nature required to be disclosed in a balance sheet prepared in accordance with GAAP, except (i) as reflected in the Most Recent Financial Statements and (ii) current Liabilities incurred in the Ordinary Course of Business since the Most Recent Fiscal Month End.

Permits.  Schedule 4(i) of the Disclosure Schedule sets forth a complete list of all material Permits held by SGM.  Except as disclosed on Schedule 4(i) of the Disclosure Schedule, SGM holds all material Permits necessary to conduct the Business as conducted on the date hereof and SGM has complied, in all material respects, with the terms and conditions of such Permits.

Tax Matters.

SGM has prepared, duly and timely filed with and paid, if due, to the appropriate Tax authorities all Tax Returns required to be filed (after giving effect to any valid extensions of time in which to make such filings), and such Tax Returns are correct and complete in all material respects, and were prepared in compliance in all material respects with all applicable Tax laws and regulations.  No claim has ever been made by any Governmental Authority in a jurisdiction where SGM does not file Tax Returns that SGM is or may be subject to taxation by that jurisdiction.  There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of SGM.

SGM has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

No deficiencies (or, to the Knowledge of Sellers, proposed deficiencies) for Taxes of SGM have been claimed, assessed, or to the Knowledge of Sellers, proposed by any Tax or other Governmental Authority that continues to be outstanding.  There are no pending or, to the Knowledge of Sellers, threatened audits, assessments or other proceedings for or relating to any Liability in respect of the Taxes of SGM, and there are no matters under discussion between SGM and any Tax or Governmental Authorities with respect to Taxes that would result in an additional Liability for Taxes with respect to SGM.  SGM has delivered or made available to the Buyer complete and accurate copies of federal, state and local Tax Returns for all open taxable periods, and complete and accurate examination reports and statements of deficiencies (or, to the Knowledge of Sellers, proposed deficiencies) from any Tax or Governmental Authorities assessed against, agreed to by, or, to the Knowledge of Sellers, proposed against SGM.

SGM is not a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of (A) any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Law) and (B) any amount that would not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local or foreign Law).  SGM has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.  SGM has disclosed on its federal Income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.  At all times SGM (A) has not been a member of an Affiliated Group (or any corresponding provision of state, local or foreign Tax Law) filing a consolidated federal Income Tax Return and (B) has no Liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law), as a transferee or successor, by contract or otherwise.

SGM is not a party to or bound by any tax allocation, tax indemnity, tax sharing or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the Closing.

SGM will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of: (A) any change in method of accounting made by SGM prior to the date hereof for a taxable period ending on or prior to the Closing Date; (B) any “closing agreement” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign Tax Law) executed on or prior to the Closing Date; (C) any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the

Code (or any corresponding provision of state, local or foreign Law); or (D) any installment sale or open transaction disposition made on or prior to the Closing Date.

SGM has not distributed stock of another Person, and has not had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

SGM has never been a party to any “reportable transaction,” as defined in Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4(b).

SGM (A) is not a partner for Tax purposes with respect to any joint venture, partnership or other arrangement or contract which is treated as a partnership for Tax purposes, (B) does not own a single member limited liability company which is treated as a disregarded entity, (C) is not a shareholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign Law), and (D) is not a “personal holding company” as defined in Section 542 of the Code (or any similar provision of state, local or foreign Law).

SGM has complied with all applicable laws and regulations in connection with the change of its tax status to a “C Corporation”, and such election remains valid as of the date hereof and as of the Closing Date.

Real Property.  SGM does not own, in whole or in part, any real property.  Schedule 4(k) of the Disclosure Schedule sets forth a complete and accurate list of the Leased Real Property.

The Leased Real Property identified on Schedule 4(k) of the Disclosure Schedule comprises all of the real property owned, leased, occupied or used by SGM.  SGM is not a party to any contract, agreement or other obligation to purchase or lease any real property or any interest therein not listed on Schedule 4(k) of the Disclosure Schedule.

The real property located at 10 Evergreen Drive, Bozeman, MT 59715 (“Real Property”) and all buildings, structures, facilities, fixtures and other improvements thereon (collectively, the “Improvements”) are in good working condition and repair (normal wear, tear and maintenance excepted) and are suitable for the operation of the Business as currently conducted.  To the Knowledge of Sellers, there are no facts, circumstances or conditions affecting any of the Improvements that would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Improvements or any portion thereof in the operation of the Business as currently conducted.

SGM has not received notice of any condemnation, expropriation, eminent domain, zoning or other land use proceeding relating to any portion of the Real Property that would adversely affect the current use or occupancy thereof or SGM’s interest therein.

Except as set forth on Schedule 4(k) of the Disclosure Schedule, the Improvements and, to the Knowledge of Sellers, the Real Property are in material compliance with all applicable Laws, Permits, orders and restrictions of any Governmental Authority, including those relating to zoning, land use, safety, health, access and easements, and all insurance requirements affecting the Real Property and the Improvements (collectively, the “Real Property Laws”).  SGM has not received any notice of violation of any Real Property Law.  Other than the Food and Drug Administration license relating to the operation of the Business at the Real Property, and those permits and licenses set forth on Schedule 4(k) of the Disclosure Schedule, which have not been obtained by SGM as of the Closing Date, there are no Permits required by any Governmental Authority in connection with the use and occupancy of the Real Property except those Permits previously obtained by SGM (which Permits remain in force and effect as of the date hereof and as of the Closing Date, other than the Food and Drug Administration license relating to the operation of the Business at the Real Property, and those permits and licenses set forth on Schedule 4(k) of the Disclosure Schedule).

SGM has rights of ingress and egress to and from a public street adjoining the Real Property or has access to a public street via easements benefitting SGM with respect to the Real Property.

Intellectual Property.

To the Knowledge of Sellers, except as set forth on Schedule 4(l) of the Disclosure Schedule, the operation of the Business by SGM as currently conducted and in the jurisdictions in which SGM currently conducts the Business does not interfere with, infringe upon or misappropriate any registered Intellectual Property rights of any Person.  None of Sellers or SGM has received and, to the Knowledge of Sellers, there is not pending, threatened nor contemplated, any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation, or conflict, including any claim that SGM is required to license, refrain from using or make any payment in connection with the use of any Intellectual Property rights of any Person, but expressly excluding comments made by the United States or international patent and/or trademark offices made in the ordinary course of a patent and/or trademark review, filing and application.  Except as set forth on Schedule 4(l) of the Disclosure Schedule, to the Knowledge of Sellers, no Person has interfered with, infringed upon or misappropriated any Intellectual Property rights of SGM.

Schedule 4(l) of the Disclosure Schedule contains a correct and complete list of:  (i) each active patent issued to or applied for by SGM with respect to any of its Intellectual Property; (ii) each pending patent application that SGM has made with respect to any of its Intellectual Property; and (iii) each license and sublicense agreement that SGM has granted to any third party with respect to any Intellectual Property owned by SGM.  Sellers have delivered to Buyer correct and complete copies of all such active patents, trademark registrations, licenses, sublicenses, agreements, and permissions (as amended to date).  Schedule 4(l) of the Disclosure Schedule also identifies each material trade name, material unregistered trademark or service mark, registered trademark or service mark, corporate name, Internet domain name, registered copyright and customized computer software item (excluding any shrink wrap software, over the counter software, and click to use software) owned and used by SGM in connection with the Business.

Schedule 4(l) of the Disclosure Schedule contains a correct and complete list of all Intellectual Property material to the Business that is owned by a third party and with respect to which SGM has been granted a license, sublicense or other agreement or permission to use such Intellectual Property (excluding any shrink wrap software, over the counter software and click to use software).

Except as set forth in Schedule 4(l) of the Disclosure Schedule, SGM has taken commercially reasonable steps to maintain and protect all material Intellectual Property rights owned by SGM.  SGM has paid all taxes, filing fees, issue fees, annuities and other fees and charges applicable to its Intellectual Property and due on or prior to the Closing Date.  Except as set forth in Schedule 4(l) of the Disclosure Schedule, none of SGM Intellectual Property is the subject of any pending or, to the Knowledge of Sellers, threatened interference, opposition, cancellation, protest, litigation or other challenge or adversarial proceeding.

Each current employee of SGM has entered into a confidentiality and assignment of inventions or other similar agreement with SGM, a copy or form of which has been made available to Buyer.

Inventory.  All of the inventory of SGM (including raw materials, supplies, manufactured and processed parts, work in process, finished goods and packaging materials) reflected in the balance sheet included in the Most Recent Financial Statements: (a) consists of inventory of a quality, quantity and mix usable and salable in the Ordinary Course of Business, subject to a reasonable allowance for obsolete, damaged or defective product in accordance with the past custom and practice of SGM; (b) is merchantable and fit for the purpose for which it was procured or manufactured in all material respects, subject to a reasonable allowance for obsolete, damaged or defective product in accordance with the past custom and practice of SGM; and (c) has a commercial value at least equal to the value shown on the balance sheet included in the Most Recent Financial Statements.  SGM does not maintain reserves on its Financial Statement to reflect such allowances set forth above.  All inventory is located at the Leased Real Property.

Contracts.  Except as set forth on Schedule 4(n) of the Disclosure Schedule, SGM is not a party to any of the following written agreements (each such agreement or contract being referred to as a “Material Contract” and, collectively, the “Material Contracts”):

any lease of real property;

any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments or other expenditures in excess of Twenty Five Thousand and No/100 Dollars ($25,000.00) per annum or involving performance over a period of more than one (1) year following the Closing Date;

any agreement (or group of related agreements), purchase order, sales order, sales contract or purchase contract with any customer, vendor or other Person for the purchase or sale of raw materials, commodities, supplies, products, inventory or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one (1) year following the Closing Date or involve payment or other consideration in excess of Fifty Thousand and No/100 Dollars ($50,000.00);

any agreement concerning a partnership, joint venture or other agreement that involves the sharing of revenue, profits, losses, costs or Liabilities by SGM with any other Person;

any promissory note, loan agreement, guaranty or other agreement or commitment for borrowing of money, or any pledge or security arrangement, including any agreement under which SGM has advanced or loaned money, or has agreed to advance or loan money, to any other Person or under which SGM has imposed a Lien on any of its assets, tangible or intangible;

any agreement limiting or restricting the ability of SGM or its officers, directors or to the Knowledge of Sellers, employees to engage in the conduct of the Business or to enter into or engage in any territory or market with respect to the conduct of the Business, including any confidentiality, non-solicitation or non-competition obligations of SGM;

any Related Party Agreement;

any profit sharing, stock option, stock purchase, stock appreciation, deferred or incentive compensation, severance, or other material employee benefit plan or arrangement for the benefit of any of SGM’s current or former directors, officers, and employees;

any collective bargaining agreement or other similar labor agreement;

any employment, consulting, termination, retention, change in control, severance, compensation or bonus contract or agreement with any current or (to the extent SGM has ongoing obligations under any such contract or agreement) former employee, officer, director, shareholder or consultant of SGM;

any agreement under which SGM has advanced or loaned, or has agreed to advance or loan, any amount to any of its directors, officers or employees;

any settlement, conciliation or similar agreement with any Governmental Authority or any other Person entered into during the three (3) year period prior to the date hereof or that will involve payment or performance after the date hereof; or

any agreement that requires the payment of specified liquidated damages, that are expressly provided for by the terms of such agreement: (A) in the event of any failure to perform or late performance of such agreement by SGM, or (B) in order for SGM to terminate such agreement prior to the expiration of such agreement in accordance with its terms; or

any (A) distribution, sales agent, sales representative or other similar agreement for the sale or distribution of any product, part or service by SGM, (B) minimum requirement agreements, “take or pay” agreements or other similar agreement or (C) agreement with a “change of control” or other similar provision that requires the Consent of the other party thereto, or would accelerate or otherwise alter the terms of such agreement, as a result of the consummation of the transactions contemplated by this Agreement.

Sellers have delivered to Buyer a correct and complete copy of each written Material Contract listed on Schedule 4(n) of the Disclosure Schedule, including all amendments thereto.  With respect to each such Material Contract, except as set forth on Schedule 4(n) of the Disclosure Schedule:  (A) the agreement is in full force and effect, is enforceable in accordance with its terms and constitutes a legal, valid and binding obligation of SGM; (B) neither SGM nor, to the Knowledge of Sellers, any other party thereto is in material breach or default, and no event has occurred that with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under such agreement; and (C) no party has repudiated any material provision of such agreement.  Neither SGM nor Sellers has received any notice of any breach or default by any other party to a Material Contract.

Accounts Receivable.  The accounts receivable shown on the Financial Statements arose from bona fide transactions in the Ordinary Course of Business.  Except as set forth on Schedule 4(o) of the Disclosure Schedule, all of the accounts receivable, promissory notes and other notes receivable, deferred charges, chattel paper and other rights to receive payments of SGM are, as of the Closing Date, in the aggregate collectible in the Ordinary Course of Business.  The accounts receivable of SGM arising after the Most Recent Fiscal Month End and prior to the Closing Date arose from bona fide transactions in the Ordinary Course of Business.  No account debtor of SGM has proposed nor has SGM granted or extended any discount or reduction with respect to such account debtor’s accounts receivable outside the Ordinary Course of Business.

Powers of Attorney.  Except as set forth on Schedule 4(p) of the Disclosure Schedule (each an “SGM Power of Attorney”), SGM has not granted a power of attorney to any Person to act or execute documents on behalf of SGM.

Insurance.  Schedule 4(q) of the Disclosure Schedule sets forth a complete and correct list of the insurance policies held by SGM (including policies providing property, casualty, liability and workers’ compensation coverage and bond and surety arrangements) and the following information with respect to each such policy:

the name, address and telephone number of the agent;

the name of the insurer and the name of the policyholder; and

the policy number, the period of coverage, amount of premiums and coverage limits as set forth on the copy of the declarations page attached thereto.

With respect to each such insurance policy:  (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) all premiums are currently paid up to date; (C) there is no default by SGM with respect to such policy and, to the Knowledge of Sellers, there has been no failure to give any notice or present any claim under any such policy as required by the terms of such policy; (D) no party to the policy has repudiated any material provision thereof; and (E) there is no notice of non renewal or cancellation with respect to, or disallowance of any claim under, any such policy that has been received by SGM or Sellers.  SGM does not have any self insurance arrangements.

Litigation.  Except as set forth on Schedule 4(r) of the Disclosure Schedule, SGM is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge and there is no pending or, to the Knowledge of Sellers, threatened action, suit, proceeding, audit, arbitration, legal proceeding, enforcement proceeding, hearing, investigation, inquiry or review against SGM or either Seller in or before any Governmental Authority.

Product Warranty.  All of the products manufactured, sold, leased and delivered by SGM have conformed in all material respects with all applicable contractual commitments and all express warranties.  To the Knowledge of Sellers, SGM has no outstanding Liability for replacement or repair thereof or other damages in connection therewith except to the extent reflected in the Financial Statements or in the Ordinary Course of Business.  All of the products manufactured, sold, leased and delivered by SGM are subject to SGM’s product warranties, a correct and complete copy of which is either attached to or set forth on Schedule 4(s) of the Disclosure Schedule.  Sellers have provided to Buyer all of the material terms and conditions of sale for products manufactured by SGM (containing applicable guaranty, warranty, and indemnity provisions).  Except as set forth on Schedule 4(s) of the Disclosure Schedule, there are no warranties, commitments or obligations with respect to the return, repair or replacement of products manufactured, sold, leases or delivered by SGM.  None of the products sold by SGM has been the subject of any replacement, field fix, retrofit, or modification pursuant to a recall campaign by SGM and no such campaign is currently being conducted or contemplated by SGM or is required to be conducted by any Governmental Authority.

Employees.

SGM is not a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization.  SGM is not subject to any charge, demand petition or representation proceeding seeking to compel, require or demand it to bargain with any labor union or labor organization, nor is there any pending or, to the Knowledge of Sellers, threatened labor strike, dispute, walkout, work stoppage, slow down or lockout involving SGM.  SGM has not violated the WARN Act.

Schedule 4(t) of the Disclosure Schedule sets forth a correct and complete list, including the name, position, current base compensation, incentive compensation, and accrued vacation, of each of the employees of SGM as of the Most Recent Fiscal Month End.  No employee of SGM has an employment agreement that is not “at will.”  The consummation of the transactions contemplated by this Agreement will not entitle any employee to any change in control payments, severance payments, bonus, retirement allowance or benefit or any other type of payment due to any agreement between SGM and any such employee.

SGM has complied in all material respects with all applicable Laws relating to the employment of labor, including the Fair Labor Standards Act of 1938, as amended.  No action, suit, proceeding, charge, complaint, claim, investigation, demand or notice is pending or, to the

Knowledge of Sellers, threatened against SGM by and Person or any Governmental Authority alleging any failure to comply with any Law relating to the employment of labor.

Employee Benefits.

Schedule 4(u) of the Disclosure Schedule lists each Company Benefit Plan that SGM maintains, to which SGM contributes or has any obligation to contribute, or with respect to which SGM has any Liability.

To the Knowledge of Sellers, each such Company Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance with the terms of such Company Benefit Plan and complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable laws.

To the Knowledge of Sellers, all required reports and descriptions (including Form 5500 annual reports, summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each such Company Benefit Plan.

All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code to each such Company Benefit Plan that is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date that are not yet due have been made to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of SGM.  All premiums or other payments that are due for all periods ending on or before the Closing Date have been paid with respect to each such Company Benefit Plan that is an Employee Welfare Benefit Plan.

To the Knowledge of Sellers, there have been no Prohibited Transactions with respect to any Employee Benefit Plan maintained by SGM or any Employee Benefit Plan maintained by an ERISA Affiliate.  To the Knowledge of Sellers, no Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Company Benefit Plan.  No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Company Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of Sellers, threatened.

Sellers have delivered to Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent annual report (Form 5500, with all applicable attachments), all reports regarding satisfaction of the nondiscrimination requirements of Code §§410(b), 401(k), and 401(m) and compliance with the limitations of Code §§402(g) and 415, the most recent trustee’s report for each such Company Benefit Plan funded through a trust, and all related trust agreements, insurance contracts, and other funding arrangements which implement each such Company Benefit Plan.

Neither SGM nor any ERISA Affiliate contributes to, has or ever has had any obligation to contribute to, or has any Liability (including withdrawal liability as defined in ERISA §4201) under or with respect to any Multiemployer Plan.

Neither SGM nor any ERISA Affiliate contributes to, has or ever has had any obligation to contribute to, or has any Liability with respect to, any Employee Welfare Benefit Plan or other arrangement providing health or life insurance or other welfare type benefits for current or future retired or terminated employees (or any spouse or other dependent thereof) of SGM other than in accordance with COBRA and state equivalent laws.

SGM has no “nonqualified deferred compensation plan” subject to Code §409A.

No Company Benefit Plan is funded by, associated with, or related to a “voluntary employees’ beneficiary association” within the meaning of Code §501(c)(9).

Guaranties.  Except as set forth on Schedule 4(v) of the Disclosure Schedule, SGM is not a guarantor for any Liability of any other Person.

Environmental Matters.  Neither SGM nor Sellers has (i) been subject to any governmental or citizen enforcement action or claim with respect to any Environmental Law, (ii) received any request for information, notice, demand letter, administrative inquiry or complaint under any applicable Environmental Law or (iii) received notice or other communication, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that SGM is not in material compliance with any Environmental Law.  SGM has not generated, manufactured, refined, transported, treated, stored, handled, disposed, transferred, produced or processed any Hazardous Materials, except in material compliance with all applicable Environmental Laws, and, as of the date hereof, there has been no Release of any Hazardous Material at, on, under, from or in the Real Property that requires reporting, investigation, assessment, cleanup or remediation by SGM under applicable Environmental Law.  SGM has not stored, treated, recycled or disposed or arranged for storage, treatment, recycling, or disposal of Hazardous Materials to any site listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA, or listed on the CERCLA Information System.  To the Knowledge of Sellers, there is no asbestos-containing material contained in or forming any part of the Improvements.  SGM has not assumed or otherwise become subject to any liability of any Person under any Environmental Laws.  SGM has provided to Buyer all copies (within SGM’s or either of the Sellers’ possession) of documentation regarding Hazardous Materials or concerning compliance with Environmental Laws, including, but not limited to, environmental reports, audits, storage and disposal of Hazardous Materials, agency reports and emergency response plans relating to the Real Property.

Related Party Agreements.  Except as set forth on Schedule 4(x) of the Disclosure Schedule, neither Sellers nor any Related Party of Sellers is currently a party to any contract or agreement with SGM (collectively, the “Related Party Agreements”).  All of the Related Party Agreements in effect prior to the Closing shall be properly terminated and/or paid off, as the case may be, as of and as a condition of the Closing, and SGM shall have no further Liability thereunder.

(y) Compliance.  To the Knowledge of SGM and Sellers, (i) SGM is in compliance with all federal, state, local and foreign laws, ordinances, regulations, judgments, rulings, orders and other requirements applicable to SGM and its assets and properties, except where such noncompliance would not have a Material Adverse Effect on SGM; and (ii) SGM is not subject to any judicial, governmental or administrative inquiry, investigation, order, judgment or decree.

(z) Disclosure.  No representation or warranty of SGM or Sellers contained in this Agreement, and no certificate executed by SGM or Sellers and delivered to Buyer pursuant hereto or in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading or omits to state a material fact necessary in order to provide Buyer with full and proper information as to the business, financial condition, assets, liabilities, or results of operation of SGM and the value of the properties or the ownership of SGM.

Post Closing Covenants.  The Parties agree as follows with respect to the period following the Closing:

General.  In case at any time after the Closing any further actions are necessary to carry out the purposes of this Agreement, each of the Parties will take such further actions (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request.  Sellers acknowledge and agree that from and after the Closing, Buyer will be entitled to full and unencumbered possession of all documents, books, records (including tax records), agreements and financial data of any sort relating to SGM; provided, however, Sellers shall be permitted to keep copies of Sellers’ individual personal and/or financial and tax related documents and records.  Buyer shall provide Sellers with reasonable access to all books, records and other documentation relating to SGM prior to the Closing Date for inspection and copying (at Sellers’ cost), during normal business hours and following receipt by Buyer of reasonable prior notice, as may be reasonably necessary for any legitimate business purposes, including, but not limited to, responding to any inquiry by or from any Governmental Authority, or defending any claim arising out of the operation of the Business by SGM prior to the Closing Date.  For a period of seven (7) years following the Closing Date, Buyer will not, and will cause SGM not to, destroy any such documents, books, records (including tax records), agreements, and financial data relating to SGM prior to the Closing Date without first notifying Sellers of its intent to do so at least thirty (30) days in advance, and giving Sellers the option to remove such books, records and other data from SGM’s premises or Buyer’s possession.

Litigation Support.  In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving SGM, each of the other Parties will cooperate with him, her, or it and his, her, or its counsel in the contest or defense, make available his, her, or its personnel, and provide such testimony and access to his, her, or its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 7 below).

Confidentiality.

Each Seller shall hold in confidence all knowledge and information of a trade secret or proprietary and confidential nature with respect to the business of SGM and shall not disclose, publish or make use of the same without the prior written consent of Buyer, except to the extent that such information shall have become public knowledge other than by breach of this Agreement by Sellers.

Each Seller agrees that any breach of this Section 5(c) may cause Buyer and SGM substantial and irrevocable damage which may be difficult to measure.  Therefore, in the event of any such breach or threatened breach, each Seller agrees that Buyer or SGM, in addition to such other remedies which may be available, shall have the right to seek an injunction from a court restraining such a breach or threatened breach, and the right to specific performance of the provisions of this Section 5(c).

Non-Competition; Non-Solicitation.

For a period of five (5) years following the Closing Date within the United States of America, neither Seller will, directly or indirectly, on behalf of itself or others, either alone or in association with others, without the prior written consent of Buyer:

engage in any business or enterprise (whether as owner, operator, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the beneficial owner of not more than five percent (5%) of the outstanding stock of a publicly held company) that is engaged in the Business in the United States or in any other jurisdiction in which SGM conducts the Business as of the Closing Date; provided, however, nothing herein shall limit or restrict either Seller from: (i) negotiating, discussing or entering into potential supplier agreements, distributor agreements and/or contract studies with any such competitor in furtherance and for the sole benefit of the business and affairs of Buyer, including, without limitation, in either Seller’s capacity as an employee of Buyer, or (ii) participating in any educational programs or seminars, including, without limitation, programs in conjunction with Dr. Pflug sterilization classes, the Association for the Advancement of Medical Instrumentation (AAMI), Parenteral Drug Association, Fedegari Autoclavi SpA and/or Fedegari Technologies, Inc.; or

solicit, induce, or attempt to induce any employee of SGM to leave the employ of, or otherwise cease their business relationship with, SGM.

If any restriction set forth in Section 5(d) is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, or otherwise, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

Sellers each acknowledge and agree that the provisions of this Section 5(d) are a material inducement to Buyer to consummate the transactions contemplated by this Agreement and that the restrictions contained in this Section 5(d) are necessary for the protection of the Business and goodwill of SGM and are considered by Sellers to be reasonable for such purpose.  Sellers each agree that any breach of this Section 5(d) may cause SGM and Buyer substantial and irrevocable damage which may be difficult to measure.  Therefore, in the event of any such breach or threatened breach, Sellers each agree that Buyer and/or SGM, in addition to such other remedies which may be available, shall have the right to obtain an injunction from a court restraining such a breach or threatened breach, and the right to specific performance of the provisions of this Section 5(d).

Insurance Coverage.  Buyer shall provide or cause SGM to maintain, for a period of at least two (2) years following the Closing Date, the same or greater levels of liability insurance coverage as SGM has in place as of the Closing Date and disclosed on Schedule 4(q) of the Disclosure Schedule.

Sellers’ Personal Guarantees.  Schedule 5(f) of the Disclosure Schedule sets forth a list of all personal guarantees, currently known by Sellers, entered into by Sellers in connection with the operation of the Business by SGM prior to the date hereof (collectively, the “Seller Guarantees”).  Buyer shall use commercially reasonable efforts to obtain, or to cause SGM to obtain, the termination and release of each of the Seller Guarantees, and any guarantee subsequently discovered by Sellers or SGM, following the Closing.  In the event Buyer is unable to obtain such terminations or releases, Buyer shall promptly indemnify and hold harmless Sellers from and against any and all Adverse Consequences as a result of or in connection with such Seller Guarantees, or any guarantee subsequently discovered by Sellers or SGM, including, without limitation, that certain Crest Capital Master Equipment Lease Agreement by and between Crest Capital and SGM Biotech, Inc. dated December 13, 2007 for AD5000 Gantry Platform and related equipment.

Release.  Effective as of the Closing, Sellers, on behalf of themselves and their respective estates, heirs, personal representatives, successors and assigns (each a “Releasor”), hereby releases, waives and forever discharges, to the fullest extent permitted by Law, SGM, and its officers and directors (each, a “Releasee”) of, from and against any and all rights, claims and causes of action which such Releasor ever had, now has or may have on or by reason of any matter, cause or thing related to Releasors’ ownership, employment or relationship with SGM, occurring prior to the Closing Date, except with respect to or in connection with (a) matters which such Seller is entitled to indemnification pursuant to this Agreement,

(b) obligations of Buyer under this Agreement or any Transaction Document, and (c) accrued benefits in the Ordinary Course of Business with respect to any period prior to Closing.

No Intermediary Transaction Tax Shelter.  Buyer shall promptly notify Sellers in the event Buyer takes any action with respect to SGM subsequent to the Closing that would cause the transactions contemplated hereby to constitute part of a transaction that is the same as, or substantially similar to, the “Intermediary Transaction Tax Shelter” described in Internal Revenue Service Notices 2001-16 and 2008-20.

Closing Deliverables.

Sellers’ Closing Deliverables.  Prior to or at the Closing, Sellers shall deliver or cause to be delivered to Buyer, in form and substance reasonably acceptable to Buyer, the following items:

The stock certificates representing the SGM Shares, with duly executed and notarized stock powers attached in proper form for transfer;

Payoff letters with respect to the SGM Related Party Debt (if any);

The resignations, effective as of the Closing, of each director and officer of SGM;

An agreement terminating the real property lease by and between SURREAL, LLC and SGM to be effective immediately prior to the sale of the Real Property to Buyer or an affiliate of Buyer in accordance with the Real Estate Agreement, duly executed by both Buyer and SURREAL, LLC;

An amendment to that certain real property lease by and between SURREAL, LLC and SGM Biotech, Inc. to be effective as of Closing (the “Lease Amendment”);

A counterpart to Purchase Agreement by and between Buyer and SURREAL, LLC for the Real Property, substantially in the form attached hereto as Exhibit B (the “Real Estate Agreement”), duly executed by SURREAL, LLC;

A counterpart to the Escrow Agreement duly executed by each Seller;

A counterpart to the Employment Agreements, each substantially in the form attached hereto as Exhibit C (collectively, the “Employment Agreements”), duly executed by the Seller who is a party thereto;

A certificate of good standing of SGM issued by the Montana Secretary of State within ten (10) days of the Closing Date;

Evidence that SGM or Sellers have obtained written Consents from the applicable third party with respect to each of the items listed on either Schedule 3(a)(ii) or Schedule 4(c) of the Disclosure Schedule that are marked with an asterisk (*);

A certificate of the Secretary of SGM, dated as of the Closing Date, certifying:  (i) the Articles of Incorporation of SGM and all amendments thereto; (ii) the Bylaws of SGM and all amendments thereto; and (iii) resolutions of the board of directors and shareholders of SGM authorizing this Agreement and the transactions contemplated by this Agreement;

A Closing Legal Opinion of Minor & Brown, P.C., special counsel to SGM and Sellers in connection with the transaction contemplated hereby, dated the Closing Date, substantially in the form as set forth in Exhibit E attached hereto and made a part hereof;

All of SGM’s corporate books and records and all related corporate documents and agreements of any and all kinds related to SGM or the Business;  and

Any such additional certificates, documents and instruments as Buyer may reasonably require in order to effect the transactions contemplated by this Agreement.

Buyer’s Closing Deliverables.  Prior to or at the Closing, Buyer shall deliver or cause to be delivered to Sellers, in form and substance reasonably acceptable to Sellers, the following items:

the Closing Purchase Price in accordance with Section 2(b) above;

A counterpart to the Real Estate Agreement, duly executed by Buyer;

A counterpart to the Lease Amendment, duly executed by SGM Biotech, Inc., as controlled by the Buyer as of the Closing;

A counterpart to the Escrow Agreement duly executed by Buyer and the Escrow Agent;

A counterpart to each Employment Agreement duly executed by Buyer;

A certificate of the Secretary or Assistant Secretary of Buyer, dated as of the Closing Date, certifying resolutions of the board of directors of Buyer authorizing the execution and delivery of this Agreement and the transactions contemplated by this Agreement; and

Any such additional certificates, documents and instruments as Sellers may reasonably require in order to effect the transactions contemplated by this Agreement.

Remedies for Breaches of This Agreement.

Survival.  All of the representations, warranties and covenants of Sellers contained herein, including but not limited to Sections 3(a) and 4 hereof, and in the Transaction Documents shall survive the Closing to the extent specified below:

all covenants and agreements (excluding the representations and warranties) contained in this Agreement and in the Transaction Documents that contemplate performance following the Closing Date will survive the Closing Date in accordance with their terms; and

the representations and warranties of Sellers contained in this Agreement and the Transaction Documents will survive the Closing Date and will continue in full force and effect for a period of one (1) year from the Closing Date (“Cut Off Date”), except for claims for which written notice has been provided in accordance with this Section 7 and that are pending as of the Cut Off Date; provided, however, that the representations and warranties contained in Section 3(a)(iv) (SGM Shares),  Section 4(j) (Tax Matters), Section 4(u) (Employee Benefits) and Section 4(w) (Environmental Matters) shall survive for a period of five (5) years from the Closing Date (the later representations and warranties are collectively referred to as the “Critical Representations”).

Indemnification by Sellers.  Subject to this Section 7, Sellers shall, each up to fifty percent (50%), indemnify and hold harmless Buyer, SGM, and their respective directors and officers (collectively the “Buyer Group”), from and against any Adverse Consequences incurred by the Buyer Group based upon, arising from or relating to (i) any breach of a representation or warranty of Sellers contained in this Agreement, and (ii) any breach of any covenant or obligation of Sellers contained in this Agreement.  For purposes of determining the amount of any Adverse Consequences incurred by any member of the Buyer Group, but not for purposes of determining a breach of any representation, warranty or covenant of Sellers contained in this Agreement or the Transaction Documents, “materiality,” “Material Adverse Effect” and other similar qualifications shall be disregarded.

Indemnification by Buyer.  Buyer shall indemnify and hold Sellers, and their respective estates, heirs and personal representatives, harmless from and against any Adverse Consequences incurred by them based upon, arising from or relating to any (i) breach of a representation or warranty of Buyer contained in this Agreement, and (ii) breach of any covenant or obligation of Buyer contained in this Agreement.

Procedures.

As soon as reasonably practicable after an indemnitee (a “Claimant”) has actual knowledge of any claim that it has under this Section 7 that could reasonably be expected to result in Adverse Consequences for which Claimant is entitled to indemnification under this Section 7 (“Indemnifiable Claim”), the Claimant shall promptly notify the Party responsible for indemnification (“Indemnifying Party”) in writing, pursuant to the Notice provision set forth in Section 9(g), of such Indemnifiable Claim (a “Claims Notice”).  No delay in or failure to give notice of an Indemnifiable Claim will adversely affect any of the other rights or remedies that the Claimant has under this Agreement or alter or relieve an Indemnifying Party of its obligation to indemnify the Claimant except to the extent that an Indemnifying Party is prejudiced thereby.

Subject to the provisions of this Section 7, generally, in the event of a non-third party claim against a Claimant for which indemnification is available hereunder, the Indemnifying Party shall respond to the Claimant (a “Claim Response”) within forty-five (45) days (the “Response Period”) after the date that the Claims Notice is given by the Claimant.  Any Claim Response must specify whether or not the Indemnifying Party disputes the claim described in the Claims Notice or if additional information is required.  If the Indemnifying Party fails to give a

Claim Response within the Response Period, the Indemnifying Party will be deemed not to dispute the claim described in the related Claims Notice.  If the Indemnifying Party elects not to dispute a claim described in a Claims Notice, whether by failing to give a timely Claim Response or otherwise, then the amount of Adverse Consequences alleged in such Claims Notice will be conclusively deemed to be an obligation of the Indemnifying Party, and the Indemnifying Party shall satisfy such obligation within fifteen (15) days after the last day of the applicable Response Period in the amount specified in the Claims Notice.  If the Indemnifying Party delivers a Claim Response within the Response Period indicating that it disputes one or more of the matters identified in the Claims Notice or requests additional information, a representative of Buyer and Sellers shall promptly meet and use their reasonable efforts to settle the dispute.  Buyer, SGM and Sellers shall cooperate with and make available to the other Party and their respective representatives all information, records and data, and shall permit reasonable access to its facilities and personnel, as may be reasonably required in connection with the resolution of such disputes.  If Buyer’s representative and Sellers are unable to reach agreement within thirty (30) days after the conclusion of the Response Period, then either Buyer or Sellers may resort to other legal remedies subject to the limitations set forth in this Section 7.  If Buyer and Sellers are able to reach an agreement during the term of the Escrow Account with respect to the Indemnifiable Claim at issue, resulting in Sellers owing money to Buyer, then Buyer and Sellers shall promptly execute and deliver joint written instructions instructing the Escrow Agent to release an amount from the Escrow Funds equal to (i) the agreed upon or finally determined amount of any claim in which any of the Buyer Group is the Claimant, which shall be released to Buyer and (ii) an amount equal to the excess (if any) of the remaining Escrow Funds over the aggregate amount of all claims identified in a Claims Notice (if any) that have not been agreed upon or finally determined on or prior to the Cut Off Date, which shall be released to Sellers, in each case accordance with the terms of such joint instruction and the terms of the Escrow Agreement.

Subject to the provisions of this Section 7 generally, in the event of a claim by a third party against a Claimant for which indemnification is available hereunder (a “Third Party Claim”), the Indemnifying Party shall have the right, exercisable by delivery of written notice to the Claimant, to assume and direct the defense against, negotiate, settle or otherwise deal with (including the employment of counsel) any such Third Party Claim, and all fees, costs and expenses incurred by the Indemnifying Party or at its request, in connection with defending or settling such Third Party Claim by the Indemnifying Party shall be borne solely by the Indemnifying Party (subject to the limitations set forth in this Section 7) and any costs or expenses incurred on by or on behalf of the Claimant or at its request shall be borne solely by the Claimant; provided, however, that the Indemnifying Party shall not settle or compromise any such Third Party Claim or permit a default or consent to entry of any judgment without the prior written consent of the Claimant, which consent shall not be unreasonably withheld or delayed, provided, however, such consent shall not be required, if such settlement, compromise or consent: (1) requires only the payment of money damages and contains an unconditional release of the Claimant and its officers, directors, employees and Affiliates from all Liability arising out of such Third Party Claim, (2) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Claimant, and (3) the Indemnifying Party agrees in writing that the entire amount of such proposed settlement constitutes Adverse Consequences for which the Indemnifying Party is responsible and that the Indemnifying Party shall satisfy such

Adverse Consequences in full, subject to the limitations contained in this Section 7.  If the Indemnifying Party elects to defend against, negotiate, settle or otherwise deal with such Third Party Claim, it shall, within ten (10) business days, notify the Claimant of its intent to do so and the Claimant agrees to cooperate fully with the Indemnifying Party and its counsel in the settlement, compromise of, or defense against, any such asserted Liability; provided, however, so long as the Indemnifying Party is actively and diligently pursuing the defense, negotiation settlement or otherwise dealing with the Third Party Claim, the Indemnifying Party shall not be liable or responsible for the costs and expenses of the Claimant, including, but not limited to, the Claimant’s attorneys’ fees.

Notwithstanding an election by the Indemnifying Party to assume the defense of a Third Party Claim, the Claimant shall have the right, at its sole cost and expense, to employ separate counsel to monitor the defense of such claim; provided, however, neither the Claimant nor its counsel shall have any direct contact with such third party claimant or attempt to settle, compromise or otherwise attempt to resolve such Third Party Claim without the consent and participation of the Indemnifying Party.

The Claimant shall cooperate in all reasonable respects with the Indemnifying Party and such attorneys in the investigation, discovery, trial and defense of a Third Party Claim and any appeal arising therefrom.  All reasonable third party costs and expenses incurred in connection with a Claimant’s cooperation, as requested by the Indemnifying Party in writing, shall be borne by the Indemnifying Party, subject to the limitations set forth in this Section 7.

To the extent the Claimant is Buyer and Buyer seeks indemnification, pursuant to this Section 7, from either or both Sellers, the Parties hereby agree that all rights, claims and counterclaims against any third party (other than the Buyer) which SGM may have shall be available to Sellers as the Indemnifying Party in connection with such Claim.

Limitations.  An Indemnifying Party shall not have any liability under Section 7 unless the aggregate amount of Adverse Consequences incurred by the Claimant (with no minimum amount for each claim) thereunder exceeds One Hundred Fifty Thousand and No/100 Dollars ($150,000.00) (the “Basket”) and, in such event,  the Indemnifying Party shall be required to pay the amount of all such Adverse Consequences up to a maximum amount of the Purchase Price (“Cap”).  The Claimant’s right to indemnification pursuant to Section 7 on account of any Adverse Consequences will be reduced by all insurance proceeds actually received by the Claimant.

Exclusive Remedy.  Buyer and Sellers acknowledge and agree that the exclusive remedies of Sellers and Buyer for any Adverse Consequences based upon, arising out of or otherwise in respect of the matters set forth in this Agreement are the indemnification obligations of the parties set forth in this Section 7.  The provisions of this Section 7(f) shall not, however, prevent or limit a cause of action under Section 7(g) to obtain an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof.

Specific Performance.  Each Party’s obligation under this Agreement is unique.  If any Party should breach its covenants under this Agreement, the Parties each acknowledge that it would be extremely impracticable to measure the resulting damages; accordingly, the non breaching Party or Parties, in addition to any other available rights or remedies they may have under the terms of this Agreement, may sue in equity for specific performance, and each party expressly waives the defense that a remedy in damages will be adequate.

Tax Matters.  The following provisions shall govern the allocation of responsibility as between Buyer and Sellers for certain Tax matters following the Closing Date:

Tax Indemnification.

To the extent not otherwise accrued for in the Final Working Capital Amount, Sellers shall indemnify SGM and hold SGM harmless from and against any Adverse Consequences attributable to (i) all Taxes (or the non-payment thereof) of SGM for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”), (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which SGM (or any predecessor or current or former affiliate of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 (or any analogous provision of state, local or foreign Tax Law), and (iii) any and all Straddle Period Taxes allocable to Sellers for the Pre-Closing Tax Period.  Sellers shall reimburse SGM for any Taxes that are the responsibility of Sellers pursuant to this Section 8 within fifteen (15) business days after payment of such Taxes by Buyer, an Affiliate of Buyer or SGM.

Buyer shall indemnify each Seller and hold them harmless from and against any Adverse Consequences attributable to (i) all Taxes (or the non-payment thereof) of SGM for all taxable periods ending after the Closing Date for any taxable period that is on or after the Closing Date (“Post-Closing Tax Period”), (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which SGM (or any current or former affiliate of any of the foregoing) is or becomes a member after the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 (or any analogous provision of state, local or foreign Tax Law), (iii) any and all Taxes of any Person (other than SGM) imposed on SGM as a transferee or successor, by contract or pursuant to any Law, which Taxes relate to an event or transaction occurring after the Closing, (iv) any Taxes related to or as a result of the transactions contemplated hereby, (v) any Taxes related to or as a result of any elections made by SGM, Buyer or an affiliate of Buyer after the Closing even if such Taxes are attributable to a Pre-Closing Tax Period, (vi) any and all Straddle Period Taxes allocable to Buyer for the Post-Closing Tax Period, and (vii) all Taxes for Pre-Closing Tax Period accrued for in the Final Working Capital Amount.  Buyer shall reimburse Sellers for any Taxes that are the responsibility of Buyer pursuant to this Section 8 within fifteen (15) business days after payment of such Taxes by Sellers.

Straddle Period.  In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of SGM for the Pre-Closing Tax Period or the Post-Closing Tax Period,

as the case may be, shall be determined based on an interim closing of the books as of the close of business on the Closing Date and the amount of other Taxes of SGM for a Straddle Period that relates to the Pre-Closing Tax Period or the Post-Closing Tax Period, as the case may be, shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on or after the Closing Date, as the case may be, and the denominator of which is the number of days in such Straddle Period.

Responsibility for Filing Tax Returns.  Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for SGM that are to be filed as of and after the Closing Date in accordance with applicable Tax Law; provided, however, Buyer shall permit Sellers the right to review and comment on each such Tax Return relating to a Pre-Closing Tax Period or such other return which may result in an increase in Taxes for a Pre-Closing Tax Period and Buyer shall make such revisions to such Tax Returns as are reasonably requested by Sellers.

Refunds and Tax Benefits.  Any Tax refunds that are received by Buyer or SGM, and any amounts credited against any Tax to which Buyer or SGM become entitled, that relate to any Pre-Closing Tax Period shall be for the account and benefit of Sellers, and Buyer shall pay over to Sellers any such refund or the amount of any such credit within fifteen (15) days after receipt or final confirmation of entitlement thereto.

Cooperation on Tax Matters.

Buyer, SGM and Sellers shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Section 8 and any audit, litigation or other proceeding with respect to Taxes relating to a period of time prior to the Closing Date.  Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  SGM agrees (A) to retain all books and records with respect to Tax matters pertinent to SGM relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, SGM or Sellers, as the case may be, shall allow the other Party to take possession of such books and records.

Buyer and Sellers further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

Certain Taxes and Fees.  All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be borne by Buyer.

Miscellaneous.

Press Releases and Public Announcements.  No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing, without the prior written approval of Buyer and Sellers; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable Law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will use commercially reasonable efforts to advise the other Parties prior to making the disclosure).

No Third Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

Entire Agreement.  This Agreement and the Transaction Documents, including the Exhibits and Disclosure Schedule hereto, constitute the entire agreement among the Parties and supersede any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.  No Party may assign either this Agreement or any of his, her, or its rights, interests, or obligations hereunder without the prior written approval of Buyer and Sellers; provided, however, that Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

Counterparts.  This Agreement may be executed in one or more counterparts, including by means of facsimile or electronic mail, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Notices.  All notices, requests, demands, claims, and other communications hereunder shall be in writing.  Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) one (1) business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) one (1) business day after being sent to the recipient by confirmed facsimile transmission or electronic mail, or (iv) four (4) business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Sellers:	Copy to:
Darlene Hartze	Minor & Brown
24515 Frontage Road	Attn: Lisa D’Ambrosia, Esq.
Bozeman, Montana 59718	650 S. Cherry Street, Suite 1100
Denver, Colorado 80246
And	Facsimile: (303) 320-6330

John R. Gillis
2303 Nelson Road
Bozeman, Montana 59718

If to Buyer:	Copy to:
Mesa Laboratories, Inc. Attn: John Sullivan, President 12100 West Sixth Avenue	Andrew N. Bernstein, Esq. Andrew N. Bernstein, P.C. 5445 DTC Parkway, Suite 520
Lakewood, Colorado 80228	Greenwood Village, CO 80111
Facsimile: (303) 987-8989	Facsimile: (303) 770-7332

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Colorado without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Colorado.

Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Sellers.  No waiver by any Party of any provision of this Agreement, or any waiver of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provisions will be interpreted to be only so broad as is enforceable.

Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.  Any reference to any federal, state, local, or non U.S. statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  The word “including” shall mean including without limitation.

Incorporation of Exhibits and Schedules.  The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

Attorney-Client Privilege.  Buyer, for itself and on behalf of SGM following the Closing, acknowledges that Buyer and SGM have no rights as clients to assert any claim of access, confidentiality and/or privilege with respect to communications and work product generated by Minor & Brown, P.C., in connection with their representation of SGM and Sellers in connection with this Agreement, the Transaction Documents and the transactions contemplated hereby.  SGM and Buyer hereby waive any conflict of interest that may apply in the further representation of Sellers in connection with any disputes arising from this Agreement, Transaction Documents and the transactions contemplated hereby or in connection with any other matters.  Notwithstanding the foregoing, SGM and Buyer further acknowledge and agree that Sellers shall maintain all client rights (including confidentiality and privilege) with respect to the prior representation of SGM and Sellers by Minor & Brown, P.C.’s, in connection with the possible sale of SGM.

Tax Disclosure Authorization.  Notwithstanding anything herein to the contrary, the Parties (and each Affiliate and Person acting on behalf of any Party) agree that each Party (and each employee, representative, and other agent of such Party) may disclose to any and all Persons, without limitation of any kind, the transaction’s tax treatment and tax structure (as such terms are used in regulations promulgated under Code §6011) contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) provided to such Party or such Person relating to such tax treatment and tax structure, except to the extent the disclosure of such information is restricted to comply with any applicable federal or state securities laws; provided, however, that such disclosure may not be made until the earliest of the date of (A) public announcement of discussions relating to the transaction, (B) public announcement of the transaction, or (C) execution of an agreement (with or without conditions) to enter into the transaction. This authorization is not intended to permit disclosure of any other information, including (without limitation) (V) any portion of any materials to the extent not related to the transaction’s tax treatment or tax structure, (W) the identities of participants or potential participants, (X) the existence or status of any negotiations, (Y) any pricing or financial information (except to the extent such pricing or financial information is related to the transaction’s tax treatment or tax structure), or (Z) any other term or detail not relevant to the transaction’s tax treatment or the tax structure.

(o) Investigation.  The representations, warranties, covenants and agreements set forth in this Agreement shall not be affected or diminished in any way by any investigation (or failure to investigate) at any time by or on behalf of the Party for whose benefit such representations, warranties, covenants and agreements were made.

(p)  Other Remedies; Injunctive Relief.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby upon such Party, and the exercise by a Party of any one remedy hereunder will not preclude the exercise of any other remedy hereby.  The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any federal or state court sitting in the State of Colorado, this being in addition to any other remedy to which they are entitled at law or in equity.  In any action at law or suit in equity to enforce this Agreement or the rights of the Parties hereunder, the prevailing party in any such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

(q)  Remedies Exclusive.  Except (i) pursuant to the provisions of the Escrow Agreement and (ii) in the case of fraud or equitable remedies expressly provided for herein, the Parties acknowledge and agree that the indemnification provisions set forth in this Agreement constitute the Parties’ sole and exclusive remedy with respect to any and all claims relating to the transactions contemplated by this Agreement.

(r)  Jurisdiction and Venue.  This Agreement shall be subject to the exclusive jurisdiction of the courts of the State of Colorado.  The parties to this Agreement agree that any breach of any term or condition of this Agreement shall be deemed to be a breach occurring in the State of Colorado by virtue of a failure to perform an act required to be performed in the State of Colorado and irrevocably and expressly agree to submit to the exclusive jurisdiction of the courts of the State of Colorado for the purpose of resolving any disputes among the Parties relating to this Agreement or the transactions contemplated hereby.  The Parties irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement, or any judgment entered by any court in respect hereof brought in the State of Colorado, and further irrevocably waive any claim that any suit, action or proceeding brought in the State of Colorado has been brought in an inconvenient forum.

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IN WITNESS WHEREOF, the Parties hereto have executed this Stock Purchase Agreement on the date first above written.

BUYER

Mesa Laboratories, Inc.

By:
Name: John J. Sullivan
Title: President and CEO

SELLERS

Darlene Hartze

John R. Gillis

EXHIBIT A

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations (excluding internal investigations), charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, fees, costs, amounts paid in settlement, Liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses, but excluding consequential, incidental and punitive damages.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

“Affiliated Group” means any affiliated group within the meaning of Section 1504(a) of the Code.

“Basket” has the meaning set forth in §7(e).

“Business” has the meaning set forth in the recitals.

“Buyer” has the meaning set forth in the preface above.

“Buyer Group” has the meaning set forth in §7(b).

“Cap” has the meaning set forth in §7(e).

“Claimant” has the meaning set forth in §7(d).

“Claim Response” has the meaning set forth in §7(d).

“Claims Notice” has the meaning set forth in §7(d).

“Closing” has the meaning set forth in §2(f).

“Closing Date” has the meaning set forth in §2(f).

“Closing Purchase Price” has the meaning set forth in §2(b).

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code §4980B and of any similar state law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consent” means any required consent, approval, authorization or registration.

“Company Benefit Plan” means any Employee Benefit Plan and any other agreement, plan or arrangement for employee benefits, including any bonus, deferred compensation, severance, disability, salary continuation, fringe benefit, dependent care benefit, death benefit, vacation, stock purchase or stock option, or supplemental unemployment benefit.

“Critical Representations” has the meaning set forth in §7(a).

“Cut-Off Date” has the meaning set forth in §7(a).

“Disclosure Schedule” means the Disclosure Schedule attached to this Agreement and incorporated by reference herein.

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA §3(3)).

“Employee Pension Benefit Plan” has the meaning set forth in ERISA §3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA §3(1).

“Employment Agreements” has the meaning set forth in §6(a).

“Environment” means soil, surface waters, groundwater, land, stream, sediments, surface or subsurface strata and air.

“Environmental Laws” means all Laws, as enacted and in effect on or prior to the Closing Date, relating to pollution control and environmental contamination, public health and safety, natural resources or natural resource damages or protection of the Environment, including all Laws relating to the Release, exposure to, presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, control, or cleanup of any Hazardous Materials (including, but not limited to, the Clean Air Act, the Clean Water Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Emergency Planning and Community Right to Know Act of 1986, the Occupational Safety and Health Act of 1970, and the Resource Conservation and Recovery Act of 1976, each as amended).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity that is treated as a single employer with SGM for purposes of Code §414.

“Escrow Agent” means Colorado State Bank and Trust, N.A., a national banking corporation, and its successors.

“Escrow Agreement” means the Escrow Agreement by and among Sellers, Buyer and the Escrow Agent substantially in the form attached hereto as Exhibit D.

“Escrow Amount” has the meaning set forth in §2(c).

“Escrow Funds” means the Escrow Amount.

“Estimated Closing Statement” has the meaning set forth in §2(d).

“Family Member” means, as to any individual, such individual’s descendants (whether natural or adopted), such individual’s spouse, or any trust, limited partnership, limited liability company or other entity established for the primary benefit of any of the foregoing persons (whether natural or adopted) for estate planning purposes.

“Fiduciary” has the meaning set forth in ERISA §3(21).

“Final Working Capital Adjustment Amount” has the meaning set forth in §2(d).

“Final Working Capital Amount” has the meaning set forth in §2(d).

“Financial Statements” has the meaning set forth in §4(f).

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Governmental Authority” means any government or political subdivision, whether federal, foreign, state or local, or any agency or authority of any such government or political subdivision, or any federal, state, local or foreign court.

“Hazardous Material” means any pollutant, toxic substance, including asbestos and asbestos containing materials, hazardous waste, hazardous material, hazardous substance, contaminant, petroleum or petroleum containing materials, fungus or mold, radiation and radioactive materials, polychlorinated biphyenyls or any chemical, material or substance listed, defined, classified or regulated under any Environmental Law or that gives rise to any Liability under any Environmental Law.

“Improvements” has the meaning set forth in §4(k).

“Income Tax” means any federal, state, local or income tax, including any interest, penalty, or addition thereto, whether disputed or not.

“Income Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Indebtedness” means any Liability of SGM (i) for borrowed money, (ii) under any reimbursement obligation relating to a letter of credit, banker’s acceptance or note purchase facility, (iii) evidenced by a bond, note, debenture or similar instrument, (iv) under any interest rate, currency or other hedging agreement, and (v) for any guaranty of indebtedness of any other Person of a type described in clauses (i) through (iv) above.

“Indemnifiable Claim” has the meaning set forth in §7(d).

“Indemnifying Party” has the meaning set forth in §7(d).

“Independent Accountant” has the meaning set forth in §2(d).

“Intellectual Property” means all of the following in any jurisdiction where SGM currently uses such:  (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all re-issuances, continuations, continuations in part, revisions, extensions and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names and rights in telephone numbers, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (c) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith, (d) all mask works and all applications, registrations and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (f) all customized computer software (including source code, executable code, data, databases and related documentation), (g) all material advertising and promotional materials and (h) all other proprietary rights.

“Knowledge of Sellers” or words of similar import means the actual knowledge of Darlene Hartze or John R. Gillis, as well as any knowledge that either Seller would have possessed had they made a reasonable investigation with respect to the matter in question.

“Laws” means all foreign, federal, state and local statutes, laws, ordinances, regulations, rules, resolutions, orders, tariffs, determinations, writs, injunctions, awards, judgments and decrees of any Governmental Authority applicable to the specified Person and to the businesses and assets thereof.

“Lease Agreement” has the meaning set forth in §6(a).

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by SGM.

“Liability” means, with respect to any Person, any liability, indebtedness, obligation, debt, claim, loss, damage, deficiency or guaranty of any nature, whether secured or unsecured, vested or unvested, recourse or non recourse, accrued or unaccrued, due or to become due, liquidated or unliquidated, and whether or not the same is required to be accrued on the financial statements of such Person.

“Lien” means any mortgage, pledge, lien, charge, security interest, restriction on transferability or use, or other financial encumbrance of a similar nature.

“Material Adverse Effect” or “Material Adverse Change” means any event, change, development or state of facts that has had or is known to have a material adverse effect on the business, assets, properties, liabilities, results of operations or financial condition of SGM.

“Material Contracts” has the meaning set forth in §4(n).

“Most Recent Balance Sheet” means the balance sheet contained within the Most Recent Financial Statements.

“Most Recent Financial Statements” has the meaning set forth in §4(f).

“Most Recent Fiscal Month End” has the meaning set forth in §4(f).

“Most Recent Fiscal Year End” has the meaning set forth in §4(f).

“Multiemployer Plan” has the meaning set forth in ERISA §3(37).

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice of SGM.

“Parties” has the meaning set forth in the preface above.

“Permit” means any license, permit, registration, authorization, certificate of authority, qualification or similar document or authority that has been issued or granted by any Governmental Authority.

“Permitted Liens” means (a) Liens for Taxes, assessments and other charges of Governmental Authorities not yet due and payable, (b) purchase money Liens, Liens securing rental payments under lease arrangements and financing payments under capital lease arrangements, and (c) other Liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money; provided, however, that none of the foregoing described in clauses (b) or (c) will individually or in the aggregate impair the continued use and operation of the property to which they relate.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business or legal entity, or a Governmental Authority.

“Pre-Closing Tax Period” has the meaning set forth in §8(a).

“Preliminary Closing Statement” has the meaning set forth in §2(d).

“Prohibited Transaction” has the meaning set forth in ERISA §406 and Code §4975.

“Purchase Price” has the meaning set forth in §2(b).

“Real Property” has the meaning set forth in §4(k).

“Real Property Laws” has the meaning set forth in §4(k).

“Related Party” means any shareholder, director, officer or Affiliate of SGM.

“Related Party Agreement” has the meaning set forth in §4(x).

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping of a Hazardous Material into the Environment.

“Releasor” has the meaning set forth in §5(g).

“Reportable Event” has the meaning set forth in ERISA §4043.

“Response Period” has the meaning set forth in §7(d).

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Selling Expenses” means all of the fees and expenses owing to Capital Value Advisors, LLC, Minor & Brown, P.C. and any other third party service providers to SGM or Sellers in connection with the negotiations, documentation and consummation of the transactions contemplated by this Agreement.

“Seller Guarantees” has the meaning set forth in §5(f).

“Sellers” has the meaning set forth in the recitals.

“SGM” has the meaning set forth in the preface above.

“SGM Power of Attorney” has the meaning set forth in §4(p).

“SGM Related Party Debt” shall mean any debt owed by Sellers to SGM

“SGM Shares” has the meaning set forth in the recitals.

“Straddle Period” has the meaning set forth in §8(b).

“Target Working Capital Amount” has the meaning set forth in §2(d).

“Tax” or “Taxes” means any federal, state, local or non-US income, gross receipts, payroll, license, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and including any obligation to indemnify or otherwise assume or succeed to the Tax Liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning set forth in §7(d).

“Transaction Documents” mean this Agreement and all other documents and instruments to be executed and delivered at Closing in connection with the transactions contemplated by this Agreement.

“WARN Act” has the meaning set forth in §4(g).

“Working Capital” means SGM’s current assets minus current liabilities.  For the purposes of calculating and determining the Working Capital, all calculations shall include any deposits, or accruals for the Sterifast bier vessel, but shall exclude (i) all cash, (ii) any accrued or paid buy/sell professional fees, and (iii) the SGM Related Party Debt, each of the latter two items to be paid in full by SGM and/or the Sellers at or prior to Closing.

“Working Capital Adjustment” has the meaning set forth in §2(d).

“Working Capital Objection” has the meaning set forth in §2(d).